Exhibit 3.15

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

AMENDMENT

TO

FUND DECLARATIONS

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes the trustee of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, State Street Bank and Trust Company of New Hampshire, as trustee of the Collective Trust, hereby amends each of the Fund Declarations of the Collective Trust, all of which are listed on Exhibit A hereto (the “Fund Declarations”) to reflect a change in the Trust, Management and Administration Fee payable to State Street Bank and Trust Company as described below.

1. Item 1 of Exhibit A to the American Bar Association Members/State Street Collective Trust Amendment to Fund Declarations dated effective December 1, 2004 is hereby amended and restated in its entirety as follows:

1. Eighth Amended and Restated Fund Declaration of Balanced Fund dated as of July 1, 2004

2. Effective April 1, 2005, Schedule A of each of the Fund Declarations is hereby amended and restated in its entirety as follows:

For services rendered to the Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund, including any other Investment Fund, maintained by State Street Bank and Trust Company of New Hampshire:

Aggregate Value of Assets (excluding for this purpose

assets of a Fund consisting of direct holdings of Units in

another Fund) in the Balanced, Index Equity,

Intermediate Bond, International Equity, Large-Cap

Growth Equity, Large-Cap Value Equity, Mid-Cap

Growth Equity, Mid-Cap Value Equity, Small-Cap

Equity, and Stable Asset Return Funds

First $1.0 billion	.1835%
Next $1.8 billion	.0580%
Over $2.8 billion	.0250%

3. Except as modified hereby, the Fund Declarations shall remain in full force and effect, without modification or waiver.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amendment to Fund Declarations by its proper officer as of February 17, 2005.

STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Shawn P. Currier
Name:	Shawn P. Currier
Title:	Vice President

EXHIBIT A

FUND DECLARATIONS

1.	Eighth Amended and Restated Fund Declaration of Balanced Fund dated as of July 1, 2004

2.	Fifth Amended and Restated Fund Declaration of Large-Cap Value Equity Fund dated as of April 1, 2003

3.	Seventh Amended and Restated Fund Declaration of Large-Cap Growth Equity Fund dated as of April 1, 2003

4.	Fifth Amended and Restated Fund Declaration of Index Equity Fund dated as of April 15, 2002

5.	Eighth Amended and Restated Fund Declaration of Small-Cap Equity Fund dated as of December 1, 2004

6.	Sixth Amended and Restated Fund Declaration of International Equity Fund dated as of April 1, 2003

7.	Second Amended and Restated Fund Declaration of the Structured Portfolio Service dated as of April 15, 2002

8.	First Amended and Restated Fund Declaration of Mid-Cap Growth Equity Fund dated as of April 1, 2003

9.	First Amended and Restated Fund Declaration of Mid-Cap Value Equity Fund dated as of April 1, 2003

10.	Sixth Amended Fund Declaration of Stable Asset Return Fund dated as of April 1, 2003

11.	Fifth Amended and Restated Fund Declaration of Intermediate Bond Fund, dated as of April 15, 2002

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